EXHIBIT 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd

Executive Vice President/Chief Operating Officer

(440) 632-1666 Ext. 3219

jheslop@middlefieldbank.com

Middlefield Banc Corp. First Quarter Earnings Increase 52% to $1.5 million

MIDDLEFIELD, OHIO, April 24, 2012 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), reported net income of $1.523 million for the quarter ended March 31, 2012, compared to $1.002 million for the quarter ended March 31, 2011, an increase of 52%. On a per share basis, the Company’s diluted earnings were $0.86 for the 2012 first quarter, as compared to $0.62 for the comparable period of 2011.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2012 quarter were 12.81% and 0.94%, respectively, compared with 10.50% and 0.63% for the first quarter of 2011.

For the first three months of 2012, net interest income increased $528,000, or 10.5% from the same period last year. While interest income experienced a decline of $127,000, or 1.7%, interest expense was $655,000, or 28.0%, lower in the 2012 quarter as compared to the same period of 2011. The net interest margin for the three months ended March 31, 2012 was 3.89%, compared to 3.68% for the same period of the prior year.

For the three months ended March 31, 2012, management provided $600,000 to the allowance for loan losses, which compares to $865,000 for the same period of 2011. Net charge-offs for the 2012 first quarter were $152,000, or 0.04% of average loans. The allowance for loan losses at March 31, 2012 stood at $7.3 million, or 1.80% of total loans. At March 31, 2011, the allowance for loan losses was $6.7 million, representing 1.78% of total loans. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that, at March 31, 2012, the allowance for loan losses was adequate and reflects probable losses in the loan portfolio.

Noninterest income for the first quarter of 2012 was $794,000. This was a modest increase of 13.6% from the comparable period of 2011. The primary factors in this increase were higher revenues from investment services and fees generated by increased debit card usage. Although deposit service charges increased year-over-year, the growth was tempered by rules eliminating certain automatic overdraft protection arrangements and the ability to charge fees for the payment of overdrafts for debit and ATM card transactions.

Noninterest expense for the first quarter of 2012 totaled $3.8 million, an increase of $77,000, or 2.1% from the same period last year. Salaries and benefits, the company’s largest noninterest expense, contributed $60,000 to the increase. This increase is largely related to the growth of the company, including increased staffing levels in regulatory compliance. Higher data processing costs and FDIC insurance expense were directly related to the growth of the company since the first quarter of 2011. The limited growth in non-interest expense reflects management’s on-going efforts to control expenses.

“Having finished a record earnings year in 2011, we are very pleased to report continued strong earnings during the first quarter of 2012”, stated Thomas G. Caldwell, President and Chief Executive Officer, “We enjoyed positive growth in net interest income, while maintaining our focus on managing our non-interest expenses.”

“Our efforts during the quarter are further evidenced by our efficiency ratio, which is very positive for a community-based financial company. We are especially pleased that we achieved these results even as we increased staffing in an effort to address the increasing regulatory burden. Our focus remains on delivering excellence in customer service, increasing value to our shareholders, and operating our company in accordance with safe and sound banking practices,” Caldwell concluded.

Balance Sheet Growth

The company’s total assets as of March 31, 2012 stood at $657.9 million, an increase of 0.5% over the $654.6 million in total assets reported at December 31, 2011. Net loans at March 31, 2012, were $397.0 million, up $1.9 million, or 0.5%, over the $395.1 million reported at December 31, 2011. Total deposits at the end of the first quarter 2012 were $583.9 million, or 0.5 % greater than the deposit level of $581.0 million at December 31, 2011. Stockholders’ equity at March 31, 2012, was $48.5 million. Tangible book value per share as of March 31, 2012, was $24.78.

Dividends

During the first quarter of both 2012 and 2011, Middlefield paid cash dividends of $0.26 per share.

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $657.9 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2012 and 2011 and December 31, 2011

	(unaudited)		(unaudited)
Balance Sheet (period end)	March 31,	December 31,	March 31,
(Dollar amounts in thousands)	2012	2011	2011
ASSETS
Cash and due from banks	$22,022	$15,730	$11,555
Federal funds sold	23,587	18,660	30,581

Cash and cash equivalents	45,609	34,390	42,136
Investment securities available for sale	183,770	193,977	189,640
Loans	404,269	401,880	376,529
Less allowance for loan losses	7,267	6,819	6,685

Net loans	397,002	395,061	369,844
Premises and equipment	8,368	8,264	8,053
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,326	8,257	8,052
Accrued interest and other assets	10,315	10,043	13,553

Total Assets	$657,949	$654,551	$635,837

LIABILITIES
Noninterest-bearing demand	$64,517	$63,348	$52,831
Interest-bearing demand	63,509	55,853	54,371
Money market	71,047	75,621	75,046
Savings	172,236	167,207	155,945
Time	212,633	218,933	230,411

Total deposits	583,942	580,962	568,604
Short-term borrowings	7,365	7,392	7,301
Other borrowings	16,561	16,831	18,956
Other liabilities	1,622	2,113	1,693

Total Liabilities	609,490	607,298	596,554

STOCKHOLDERS’ EQUITY
Common stock	31,420	31,240	29,286
Retained earnings	19,272	18,206	16,418
Accumulated other comprehensive income	4,501	4,541	313
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	48,459	47,253	39,283

Total Liabilities and Stockholders’ Equity	$657,949	$654,551	$635,837

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2012 and 2011

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended
Income Statement	March31,
	2012	2011
INTEREST INCOME
Interest and fees on loans	$5,537	$5,301
Interest-bearing deposits in other institutions	4	2
Federal funds sold	3	9
Investment securities:
Taxable interest	915	1,323
Tax-exempt interest	747	698
Dividends on FHLB stock	26	26

Total interest income	7,232	7,359

INTEREST EXPENSE
Deposits	1,497	2,037
Short term borrowings	59	59
Other borrowings	84	109
Trust preferred securities	46	136

Total interest expense	1,686	2,341

NET INTEREST INCOME	5,546	5,018

Provision for loan losses	600	865

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,946	4,153

NONINTEREST INCOME
Service charges on deposit accounts	431	428
Net securities gains	—	15
Earnings on bank-owned life insurance	68	73
Other income	295	183

Total noninterest income	794	699

NONINTEREST EXPENSE
Salaries and employee benefits	1,750	1,690
Occupancy expense	248	272
Equipment expense	170	158
Data processing costs	199	180
Ohio state franchise tax	129	128
Federal deposit insurance expense	243	225
Professional fees	214	211
(Gain) Loss on sale of other real estate owned	27	(20)
Other expense	802	861

Total noninterest expense	3,782	3,705

Income before income taxes	1,958	1,147
Income taxes	435	145

NET INCOME	$1,523	$1,002

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2012 and 2011

(unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
Per common share data
Net income per common share—basic	$0.86	$0.62
Net income per common share—diluted	$0.86	$0.62
Dividends declared	$0.26	$0.26
Book value per share(period end)	$27.35	$23.86
Tangible book value per share (period end)	$24.78	$21.09
Dividend payout ratio	30.01%	40.92%
Average shares outstanding—basic	1,763,982	1,621,889
Average shares outstanding -diluted	1,764,585	1,621,889
Period ending shares outstanding	1,771,687	1,646,609

Selected ratios
Return on average assets	0.94%	0.63%
Return on average equity	12.81%	10.50%
Yield on earning assets	4.99%	5.28%
Cost of interest bearing liabilities	1.26%	1.77%
Net interest spread	3.74%	3.51%
Net interest margin	3.89%	3.68%
Efficiency (1)	56.24%	60.97%
Equity to assets at period end	7.37%	6.18%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	March 31,	March 31,
Asset quality data	2012	2011
(Dollar amounts in thousands)
Non-accrual loans	$15,641	$19,017
Troubled debt restructuring	926	2,942
90 day past due and accruing	1,110	55

Non-performing loans	17,677	22,014
Other real estate owned	2,125	2,248

Non-performing assets	$19,802	$24,262

Allowance for loan losses	$7,267	$6,685
Allowance for loan losses/total loans	1.80%	1.78%
Net charge-offs:
Quarter-to-date	$152	$401
Year-to-date	152	401
Net charge-offs to average loans
Quarter-to-date	0.04%	0.11%
Year-to-date	0.04%	0.11%
Non-performing loans/total loans	4.37%	5.85%
Allowance for loan losses/non-performing loans	41.11%	30.37%